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                                                                  EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT


The Board of Directors and Stockholders
Fritz Companies, Inc.:

         We consent to incorporation by reference in the registration statements (No. 33-78472), (No. 33-57238), (No. 33-93070), (No. 333-15921) and (No.
333-07639) on Forms S-8 and (No. 33-70674) on Form S-4 of Fritz Companies, Inc. of our report dated July 16, 1997 relating to the consolidated balance sheets of Fritz Companies, Inc. and subsidiaries as of May 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended May 31, 1997 and 1996, the five months ended May 31, 1995, and for the year ended December 31, 1994, and the related schedule, which report appears in the May 31, 1997 annual report on Form 10-K of Fritz Companies, Inc.




                                          KPMG Peat Marwick LLP

San Francisco, California

July 30, 1997